Exhibit A

- CONVENIENCE TRANSLATION -

TLG IMMOBILIEN AG

Berlin

Announcement regarding the Fulfillment of Closing Conditions

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

On June 27, 2017, TLG IMMOBILIEN AG, Berlin, Germany (“TLG IMMOBILIEN”), published the offer document (the “Offer Document”) for its voluntary public takeover offer (the “Takeover Offer”) to all shareholders of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft, Frankfurt am Main, Germany (“WCM”).

The acceptance period for this Takeover Offer pursuant to Section 16 para. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (“WpÜG”) expired on September 5, 2017 at 24:00 hours (midnight) (CEST). At the time, the Takeover Offer had already been accepted for more than 50% of the shares of WCM outstanding upon expiration of the acceptance period. Consequently, all closing conditions set forth in Sections 11.1.2 through 11.1.6 of the Offer Document have been fulfilled. Closing of the Takeover Offer is therefore only subject to the fulfillment of the closing condition set forth in Section 11.1.1 of the Offer Document (Registration of the Offer Capital Increase I).

Pursuant to Section 16 para. 2 sentence 1 WpÜG in conjunction with Section 4.4 of the Offer Document, shareholders of WCM who have not accepted the Takeover Offer during the acceptance period pursuant to Section 16 para. 1 WpÜG may still accept the Takeover Offer within two weeks after the announcement pursuant to Section 23 para. 1 sentence 1 no. 2 WpÜG has been published.

Berlin, September 6, 2017

TLG IMMOBILIEN AG

Disclaimer

This announcement is for information purposes only and neither constitutes an offer to purchase or exchange nor an invitation to sell or to make an offer to exchange, securities of WCM or TLG IMMOBILIEN. The final terms and further provisions regarding the Takeover Offer are disclosed in the Offer Document, the publication of which has been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Investors and holders of securities of WCM are strongly recommended to read the Offer Document and all announcements in connection with the Takeover Offer, as they contain or will contain important information.

The Takeover Offer is made exclusively under the laws of the Federal Republic of Germany, especially under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (WpÜG)). The Takeover Offer is not executed according to the provisions of jurisdictions other than those of the Federal Republic of Germany. Thus, no other announcements, registrations, admissions or approvals of the Offer Document and/or the Takeover Offer outside of Federal Republic of Germany have been filed, arranged for or granted. Holders of securities of WCM cannot rely on having recourse to provisions for the protection of investors in any jurisdiction other than the Federal Republic of Germany.

No U.S. federal or state securities commission or regulatory authority has approved or disapproved of the Offer Document and/or the Takeover Offer or passed upon the adequacy or accuracy of the information in the offer related documents. Any representation to the contrary is a criminal offence in the United States of America (“United States”).

Subject to the exceptions described in the Offer Document as well as any exemptions that may be granted by any competent regulatory authority, a takeover offer is not being made directly or indirectly, in any jurisdiction where to do so would constitute a violation of the national laws of such jurisdiction.

The Takeover Offer will result in the acquisition of securities of a German company and is subject to German disclosure requirements, which differ from those of the United States. The financial information included or referred to in the offer documents has been prepared in accordance with non-U.S. accounting standards and, accordingly, may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Takeover Offer is being made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Securities Exchange Act”), and the issuance of shares is being made pursuant to an exemption from registration provided by Rule 802 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and the Takeover Offer is otherwise being made in accordance with the applicable regulatory requirements in Germany. Accordingly, the Takeover Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

It may be difficult for U.S. holders of shares to enforce their rights and any claims arising under the U.S. federal securities laws, since TLG IMMOBILIEN and WCM are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. U.S. holders of shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

To the extent permissible under applicable law or regulation, and in accordance with German market practice, TLG IMMOBILIEN or its brokers may purchase, or conclude agreements to purchase, securities in WCM, directly or indirectly, outside the Takeover Offer, before, during or after the period in which the Takeover Offer remains open for acceptance. The same applies to other securities which are directly convertible into, exchangeable for, or exercisable for securities in WCM. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

To the extent that any announcements on this website contain forward-looking statements, such statements do not represent facts and are characterized by the words “expect”, “believe”, “estimate”, “intend”, “aim”, “assume” or similar expressions. Such statements express the intentions, opinions or current expectations and assumptions of TLG IMMOBILIEN and the persons acting in conjunction with TLG IMMOBILIEN, for example with regard to the potential consequences of the Takeover Offer for WCM, for those shareholders of WCM who choose not to accept the Takeover Offer or for future financial results of WCM. Such forward-looking statements are based on current plans, estimates and forecasts which TLG IMMOBILIEN and the persons acting in conjunction with TLG IMMOBILIEN have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and usually cannot be influenced by the Bidder or the persons acting in conjunction with TLG IMMOBILIEN. It should be kept in mind that the actual events or consequences may differ materially from those contained in or expressed by such forward-looking statements.